FOR IMMEDIATE RELEASE

VOXX INTERNATIONAL CORPORATION REPORTS
FISCAL 2013 FOURTH QUARTER AND YEAR-END RESULTS

FY13 Highlights:

•	Sales increased 18.2%, driven by the Hirschmann acquisition, increases in Mobile OEM and Premium Audio.

•	Company reports net income of $22.5 million or $0.95 per diluted share; free cash flow of $30.0 million.

•	EBITDA of $60.4 million, increased $5.6 million; Adjusted EBITDA of $67.5 million, increased $6.8 million.

HAUPPAUGE, NY — May 14, 2013 – VOXX International Corporation (NASDAQ: VOXX), today announced financial results for its fiscal 2013 fourth quarter ended February 28, 2013.

Commenting on the Company’s performance, Pat Lavelle, President and CEO stated, “We had one of the most successful years in our Company’s history, despite the challenges we and most companies continue to experience given the struggling global markets. While our international operations were impacted, mostly in the Eurozone, domestically, we performed ahead of expectations. The strategy we embarked on is working and we are anticipating modest improvements in Fiscal 2014 in our sales, margins, net income and EBITDA. Moving in to the following year, barring any unforeseen changes, we should be even better positioned to grow organically, drive bottom-line performance and generate meaningful returns for our shareholders. I remain very optimistic with our market positions and outlook.”

Fiscal Year Comparisons
Net sales for the fiscal year ended February 28, 2013 were $835.6 million, an increase of 18.2% compared to net sales of $707.1 million reported in the fiscal year ended February 29, 2012.

Automotive sales were $427.0 million in fiscal 2013, an increase of 43.7% over $297.1 million reported in the comparable period last year. Driving this increase was the addition of Hirschmann sales, increases in OEM manufacturing due to several ongoing programs and the launch of new programs with Ford and Nissan in the second quarter of fiscal 2013, as well as from new product launches. Weakness in Europe and declines in select aftermarket categories, such as mobile audio and satellite radio fulfillment sales, partially offset the year-over-year increases.

Premium Audio sales were $193.0 million in fiscal 2013, an increase of 0.8% over $191.4 million reported in the comparable period last year. The Company experienced growth in its domestic operations, primarily in the headphone and soundbar product categories. This growth was partially offset by sales declines in the European business as a result of the European economic environment.

Consumer Accessories sales were $214.3 million in fiscal 2013, a decrease of 0.6% as compared to $215.6 million reported in the comparable period last year. The small decline was primarily related to lower sales in our international markets as a result of European market conditions, and the Company’s decision to exit lower margin product categories throughout the year. The Accessories group posted strong gains in its domestic operations due to the growth in new product sales for wireless speakers, portable power lines and power supply systems.

As a percentage of sales for the fiscal year ended February 28, 2013, Automotive represented 51.1%, Premium Audio 23.1% and Consumer Accessories, 25.6%. As a percentage of net sales for the fiscal year ended February 29, 2012, Automotive represented 42.0%, Premium Audio 27.1% and Consumer Accessories 30.5%.

VOXX International Corporation Reports FY13 Results

The gross margin for the year ended February 28, 2013 was 28.3%, a decrease of 40 basis points as compared to 28.7% for the same period last year. The small decrease in gross margin was due primarily to product mix, lower sales of certain higher margin international products such as premium audio and car speakers, costs associated with the shifting of our Asia warehouse facility, increased inventory provisions, and unfavorable swings between hedged costs and related sales. Despite lower year-over-year comparisons, gross margins came in slightly above prior forecasts. Positively impacting margins for the comparable fiscal years was the addition of Hirschmann, increased sales of OEM related products, the net impact of the currency devaluation in Venezuela, and higher margin consumer accessory sales.

Operating expenses for the fiscal year ended February 28, 2013 were $195.1 million, an increase of $36.0 million over $159.1 million reported in the comparable fiscal 2012 period. This increase was due primarily to our acquisition of Hirschmann, which accounted for $43.0 million of operating expenses for the 2013 fiscal year, as well as higher advertising expenses. Excluding Hirschmann, operating expenses for the comparable fiscal year declined $7.0 million or 4.4%.

The Company reported operating income of $41.7 million for the year ended February 28, 2013 compared to operating income of $43.9 million in the comparable year ago period. Net income in fiscal 2013 was $22.5 million or net income per diluted share of $0.95 as compared to net income of $25.6 million and net income per diluted share of $1.10 for the fiscal year ended February 29, 2012. Net income in fiscal 2013 was unfavorably impacted by losses on forward exchange contracts and a decrease in European sales, offset by the addition of Hirschmann, an increase in domestic sales and a net foreign currency gain related to the devaluation of the bolivar fuerte in Venezuela. Fiscal 2012 net income was favorably impacted by the addition of Klipsch.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the year ended February 28, 2013, was $60.4 million as compared to EBITDA of $54.8 million for the comparable period in fiscal 2012, an increase of $5.6 million. Taking into account stock-based compensation, net settlement charges related to the patent litigation, Asia restructuring charges, settlement recoveries at Klipsch, acquisition related costs, and losses on foreign exchange contracts as a result of the Hirschmann acquisition, the Company reported Adjusted EBITDA of $67.5 million in fiscal 2013 as compared to $60.7 million in the comparable fiscal year period, an improvement of $6.8 million. Diluted adjusted EBITDA per common share for the year ended February 28, 2013 was $2.86 as compared to $2.61 for the same period in fiscal 2012.

Lavelle continued, “We’re operating lean and we’re investing in our infrastructure, which will result in meaningful savings for the Company. We’ve expanded and broadened our retail distribution and believe our commercial business will expand further in Fiscal ’14. While our domestic aftermarket business has declined, primarily due to satellite radio and mobile audio, our OEM business is growing and we were recently awarded several new domestic and international OEM programs, which positions us well for the future. VOXX is a different company – our technical capabilities and resources have never been stronger and with 280 engineers on staff, we are creating technology for the future. We still have some near-term headwinds ahead of us in the global markets, but we’re well positioned to work through these issues and continue to improve companywide performance.”

Fiscal Fourth Quarter Comparisons
Net sales for the fiscal 2013 fourth quarter were $206.8 million, an increase of 17.1% over net sales of $176.6 million reported in the comparable year-ago period. Net sales were favorably impacted by the addition of Hirschmann, and increases in the Company’s domestic OEM manufacturing lines, in domestic accessories sales, and in Premium Audio, partially offset by weakness in the international markets, and the continued exit of lower margin products.

VOXX International Corporation Reports FY13 Results

The gross margin for the fiscal 2013 fourth quarter was 29.8% as compared to 31.5% in the comparable quarter last year. Gross margins were primarily impacted by higher inventory provisions and the product mix, offset by higher margins in the consumer accessories segment.

Operating expenses were $49.7 million for the fiscal 2013 fourth quarter, an increase of $7.9 million over $41.8 million reported in the fiscal 2012 fourth quarter. The increase in operating expenses was due to the addition of Hirschmann and higher advertising fees, partially offset by lower occupancy costs and professional service fees for the comparable periods. Excluding the addition of Hirschmann, operating expenses were down approximately $3.0 million.

The Company reported net income of $10.3 million and net income per diluted share of $0.43 for the quarter ended February 28, 2013 as compared to net income of $10.9 million and net income per diluted share of $0.46 for the three months ended February 29, 2012.

EBITDA for the fiscal 2013 fourth quarter was $24.0 million, an increase of $6.4 million as compared to $17.6 million reported in the comparable year-ago period. Adjusting for stock-based compensation, net patent litigation settlement charges, losses on foreign currency exchange as a result of the Hirschmann acquisition, and acquisition related costs, Adjusted EBITDA for the fiscal 2013 fourth quarter was $18.4 million as compared to $18.6 million for the fiscal 2012 fourth quarter.

Non-GAAP Measures
Adjusted EBITDA and diluted adjusted EBITDA per common share are not financial measures recognized by GAAP. Adjusted EBITDA represents net income, computed in accordance with GAAP, before interest expense, taxes, depreciation and amortization, stock-based compensation expense, litigation settlements, restructuring charges and costs and foreign exchange gains or losses relating to our acquisitions. Depreciation, amortization, and stock-based compensation expense are non-cash items. Diluted adjusted EBITDA per common share represents the Company's diluted earnings per common share based on adjusted EBITDA.

We present adjusted EBITDA and diluted adjusted EBITDA per common share in this Form 10-Q because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted EBITDA and diluted adjusted EBITDA per common share help us to evaluate our performance without the effects of certain

GAAP calculations that may not have a direct cash impact on our current operating performance. In addition, the exclusion of costs and foreign exchange gains or losses relating to our acquisitions, litigation settlements and restructuring charges allows for a more meaningful comparison of our results from period-to-period. These non-GAAP measures, as we define them, are not necessarily comparable to similarly entitled measures of other companies and may not be appropriate measures for performance relative to other companies. Adjusted EBITDA should not be assessed in isolation from or construed as a substitute for EBITDA prepared in accordance with GAAP. Adjusted EBITDA and diluted adjusted EBITDA per common share are not intended to represent, and should not be considered to be more meaningful measures than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

VOXX International Corporation Reports FY13 Results

Conference Call Information
The Company will be hosting its conference call on Wednesday, May 15, 2013 at 10:00 a.m. EDT. Interested parties can participate by visiting www.voxxintl.com, and clicking on the webcast in the Investor Relations section or via teleconference (toll-free number: 877-415-3183; international: 857-244-7326; pass code: 48588352). For those who will be unable to participate, a replay will be available approximately one hour after the call has been completed and will last for one week thereafter (replay number: 888-286-8010; international replay: 617-801-6888; pass code: 91586038).

About VOXX International Corporation
VOXX International Corporation (NASDAQ:VOXX) is the new name for Audiovox Corporation, a company that was formed over 45 years ago as Audiovox that has grown into a worldwide leader in many automotive and consumer electronics and accessories categories, as well as premium high-end audio.  Through its wholly owned subsidiaries, VOXX International proudly is recognized as the #1 premium loudspeaker company in the world, and has #1 market positions in automotive video entertainment and remote starts, digital TV tuners and digital antennas.  The Company’s brands also hold #1 market share for TV remote controls and reception products and leading market positions across a wide-spectrum of other consumer and automotive segments.

Today, VOXX International is a global company….with an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and most of the world’s leading automotive manufacturers.   The company has an international footprint in Europe, Asia, Mexico and South America, and a growing portfolio, which is now comprised of over 30 trusted brands. Among the key domestic brands include Klipsch®, RCA®, Invision®, Jensen®, Audiovox®, Terk®, Acoustic Research®, Advent®, Code Alarm®, CarLink®, Excalibur® and Prestige®.  International brands include Hirschmann Car Communication®, Klipsch®, Jamo®, Energy®, Mirage®, Mac Audio®, Magnat®, Heco®, Schwaiger®, Oehlbach® and Incaar™.  The Company continues to drive innovation throughout all of its subsidiaries, and maintains its commitment to exceeding the needs of the consumers it serves.  For additional information, please visit our Web site at www.voxxintl.com.

Safe Harbor Statement
Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the automotive, premium audio and consumer accessories businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations and concerns regarding the European debt crisis; restrictive debt covenants; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against VOXX International Corporation and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 29, 2012.

Company Contact:
Glenn Wiener, President
GW Communications
Tel: 212-786-6011
Email: gwiener@GWCco.com

VOXX International Corporation and Subsidiaries
Consolidated Balance Sheets
February 28, 2013 and February 29, 2012
(In thousands, except share data)

	February 28, 2013	February 29, 2012
Assets
Current assets:
Cash and cash equivalents	$19,777	$13,606
Accounts receivable, net	152,596	142,585
Inventory	159,099	129,514
Receivables from vendors	9,943	4,011
Prepaid expenses and other current assets	12,017	13,549
Income tax receivable	448	698
Deferred income taxes	3,362	3,149
Total current assets	357,242	307,112
Investment securities	13,570	13,102
Equity investments	17,518	14,893
Property, plant and equipment, net	76,208	31,779
Goodwill	146,680	86,069
Intangible assets, net	205,398	175,349
Deferred income taxes	924	796
Other assets	11,732	3,782
Total assets	$829,272	$632,882
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$56,894	$42,026
Accrued expenses and other current liabilities	51,523	52,679
Income taxes payable	5,103	5,864
Accrued sales incentives	16,821	18,154
Deferred income taxes	178	515
Current portion of long-term debt	26,020	3,592
Total current liabilities	156,539	122,830
Long-term debt	148,996	34,860
Capital lease obligation	5,764	5,196
Deferred compensation	4,914	3,196
Other tax liabilities	9,631	2,943
Deferred tax liabilities	43,944	34,220
Other long-term liabilities	14,948	7,840
Total liabilities	384,736	211,085
Commitments and contingencies
Stockholders' equity:
Preferred stock	—	—
Common stock	254	250
Paid-in capital	283,971	281,213
Retained earnings	185,168	162,676
Accumulated other comprehensive loss	(6,497)	(3,973)
Treasury stock, at cost	(18,360)	(18,369)
Total stockholders' equity	444,536	421,797
Total liabilities and stockholders' equity	$829,272	$632,882

VOXX International Corporation and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income
Years Ended February 28, 2013, February 29, 2012 and February 28, 2011
(In thousands, except share and per share data)

	Year Ended	Year Ended	Year Ended
	February 28, 2013	February 29, 2012	February 28, 2011
Net sales	$835,577	$707,062	$561,672
Cost of sales	598,755	504,107	437,735
Gross profit	236,822	202,955	123,937

Operating expenses:
Selling	51,976	47,282	34,517
General and administrative	114,653	93,219	67,262
Engineering and technical support	26,971	15,825	11,934
Acquisition related costs	1,526	2,755	1,207
Total operating expenses	195,126	159,081	114,920

Operating income	41,696	43,874	9,017

Other (expense) income:
Interest and bank charges	(8,288)	(5,630)	(2,630)
Equity in income of equity investee	4,880	4,035	2,905
Other, net	(2,633)	(3,387)	3,204
Total other (expenses) income, net	(6,041)	(4,982)	3,479

Income from operations before income taxes	35,655	38,892	12,496
Income tax expense (benefit)	13,163	13,243	(10,535)
Net income	22,492	25,649	23,031

Other comprehensive income (loss):
Foreign currency translation adjustments	(1,281)	(1,153)	795
Derivatives designated for hedging	(174)	(131)	238
Reclassification adjustment of other-than-temporary impairment loss (gain) on available-for-sale investment into net income	—	1,225	1,600
Pension plan adjustments, net of tax	(1,031)	—	—
Unrealized holding gain (loss) on available-for-sale investment securities arising during the period, net of tax	(38)	(65)	796
Other comprehensive income (loss), net of tax	(2,524)	(124)	3,429
Comprehensive income	$19,968	$25,525	$26,460

Net income per common share (basic)	$0.96	$1.11	$1.00

Net income per common share (diluted)	$0.95	$1.10	$1.00

Weighted-average common shares outstanding (basic)	23,415,570	23,080,081	22,938,754
Weighted-average common shares outstanding (diluted)	23,617,101	23,265,206	23,112,518

VOXX International Corporation and Subsidiaries
Years Ended February 28, 2013, February 29, 2012 and February 28, 2011
(In thousands, except share and per share data)

Reconciliation of GAAP Net Income to Adjusted EBITDA and Adjusted Diluted Earnings per Common Share

	Fiscal	Fiscal	Fiscal
	2013	2012	2011
Net income	$22,492	$25,649	$23,031
Adjustments:
Interest expense and bank charges	8,288	5,630	2,630
Depreciation and amortization	16,446	10,295	7,865
Income tax expense (benefit)	13,163	13,243	(10,535)
EBITDA	60,389	54,817	22,991
Stock-based compensation	435	1,082	1,284
Net settlement charges related to MPEG suit	2,676	3,621	—
Klipsch settlement recovery	(1,015)	—	—
Asia restructuring charges	789	—	—
Acquisition related costs	1,526	2,755	1,207
Loss/(gain) on foreign exchange as a result of Hirschmann acquisition	2,670	(1,581)	—
Adjusted EBITDA	$67,470	$60,694	$25,482
Diluted earnings per common share	$0.97	$1.10	$1.00
Diluted adjusted EBITDA per common share	$2.86	$2.61	$1.10